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                                   EXHIBIT 99(B)


                          CERTIFICATE OF INCORPORATION
                                       OF
                            DELAWARE P.C. QUOTE, INC.

                                    * * * * *


FIRST:  The name of the Corporation is

                           DELAWARE P.C. QUOTE, INC.

SECOND: The registered office of the Corporation in the State of Delaware is 229 South State Street, in the City of Dover, County of Kent, and the name of the registered agent of the Corporation at that address is The Prentice Hall Corporation System, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is twelve million, five hundred thousand (12,500,000) shares, divided into ten million (10,000,000) shares of Common Stock, par value $0.001 per share, and two million five hundred thousand (2,500,000) shares of Preferred Stock, par value $1.312704617 per share. The powers, preferences, rights and designations, and the qualifications, limitations or restrictions thereof in respect of the shares of each class are:

The holders of shares of the Preferred Stock shall be entitled to receive in each year, when and as declared by the Board of Directors, dividends in an amount equal to the par value thereof multiplied by the percentage equal to the annual rate of interest publicly announced from time to time by Centerre Bank National Association of St. Louis, Missouri, as its "prime" rate of interest, said percentage to change when and as said "prime" rate of interest changes (and no more), payable quarter-annually on such dates as may be determined by the Board of Directors, before any dividends shall be declared, paid upon or set apart for the Common Stock, and shall be fully cumulative so that if in any quarter-annual period dividends at the rate specified above shall not have been paid upon or set apart for the Preferred Stock, any deficiency shall be fully paid or set apart, but without interest, before any dividends shall be declared or paid upon or set apart for the Common Stock. Whenever full dividends on the Preferred Stock at the rate specified above shall have been paid upon or set apart for the Preferred Stock in respect of any quarter-annual period and for all prior quarter-annual periods during which shares of the Preferred Stock shall have been outstanding, and a sum of money equal to the aggregate par value of all of the issued and outstanding shares of the Preferred Stock shall have been set aside for the future redemption of the Preferred Stock, then dividends upon the Common Stock may be declared by the Board of Directors out of the remaining assets, if any, of the corporation available for the payment of dividends, as permitted by law and may be paid. In the event of any dissolution, liquidation or winding-up of the corporation, whether voluntary or involuntary, the holders of the then outstanding shares of the Preferred Stock shall be entitled to receive a sum equal to the par value thereof plus an amount equal to all accrued and unpaid dividends thereon, if any, to the date of distribution, and no more. After such payment to the holders of the shares of the Preferred Stock, the remaining assets and funds of the corporation shall be distributed pro-rata among the holders of shares of the Common Stock. A consolidation, merger or reorganization of the corporation with any other corporation or corporations, or a sale of all or substantially all of the assets of the corporation, shall not be considered a dissolution, liquidation or winding up of the corporation within the meaning of these provisions.

The whole or any part of the Preferred Stock may be called for redemption and redeemed at any time at the option of the Board of Directors upon thirty (30) days' notice by mail to the holders of


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record of such shares, given in such manner as may be determined and prescribed by resolution of the Board of Directors, by paying therefor in cash the redemption price per share of 150% of the par value thereof, plus an amount equal to all accrued and unpaid dividends thereon, if any, to the date fixed by the Board of Directors for such redemption. If at any time less than the whole of the Preferred Stock then outstanding shall be called for redemption, the Preferred Stock so called for redemption shall be determined by lot or by such other method as may be determined by the Board of Directors. Ten (10) business days after the funds necessary to effect such redemption shall have been tendered to the holders of such shares and set aside for such purpose and provided that they continue to be available therefor, or upon payment of the redemption price, all rights and privileges existing in the Preferred Stock so called for redemption, shall cease, except the right to be paid the redemption price. Shares of the Preferred Stock which are redeemed shall be cancelled and shall not be reissued.

The holders of shares of the Common Stock shall have the exclusive voting power for all purposes, and the holders of shares of the Preferred Stock shall have no voting rights whatsoever except as may be required by law and except as hereinafter provided as follows: (1) At all elections of directors, the holders of shares of the Preferred Stock shall have the right, voting separately as a class, to elect one-fourth of the total number of directors of the corporation or such number as shall constitute not less than one-fourth of the total number of directors of the corporation; (2) in the event that the corporation shall be in default in the payment of any quarterannual dividend upon the Preferred
Stock and such default shall have continued for ten (10) business days after written notice of such default to the corporation from the holders of not less than ten percent (10%) of all of the outstanding shares of the Preferred Stock, then, until and only until all accrued and unpaid dividends on the Preferred Stock shall have been paid in full, the holders of shares of the Preferred Stock shall have the right, voting separately as a class, to elect three-fourths of the total number of directors of the corporation, or such number as shall constitute not less than three-fourths of the total number of directors of the corporation. The remaining number of directors shall be elected by the holders of the shares of Common Stock, voting separately as a class. Within ten (10) days after the occurrence of any event pursuant to which the holders of any class of stock shall acquire or reacquire the right to elect a number of directors greater than before the occurrence of such event, the Secretary of the Corporation shall call a special meeting of the stockholders, upon not less than ten (10) days', nor more than twenty-one (21) days', written notice, to elect a new Board of Directors, and the term of office of the directors then in office shall expire upon the election of such new Board of Directors. No stockholder of any class shall have any cumulative voting right with respect to the election of members of the Board of Directors.

Any holder of shares of the Preferred Stock may at any time (subject to the prior redemption of such shares) convert all or any of the shares of such stock held by him into shares of the Common Stock of the corporation, as hereinafter specified, by surrender to the corporation, for cancellation, of the certificate or certificates representing the Preferred Stock so to be converted, and, upon such surrender, shall be entitled to receive therefor one or more certificates for the number of shares of the Common Stock which, on said conversion, as hereinafter specified, the corporation shall be required to issue and a certificate or certificates for the balance, if any, of such holder's Preferred stock not so converted; provided, however, that the corporation shall not be required upon any such conversion, to issue certificates representing any fraction or fractions of a share of Common Stock, but may issue in lieu thereof one or more nondividend-bearing certificates in such form or forms as shall be approved by the Board of Directors, each of said certificates representing a fractional right to receive one share of Common Stock when presented with other like certificates representing other fractional rights in the aggregate equal to one share of Common Stock.

The basis for said conversion shall be at the rate of one share of Common Stock for one share of Preferred Stock, without any adjustment for dividends for the current quarter annual period, but accrued and unpaid dividends on the Preferred Stock for prior quarter-annual periods shall continue to be an obligation of the corporation as herein provided. The aforesaid conversion rate shall be subject to the following adjustments:


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if the corporation shall pay any stock dividend upon its Common Stock, it shall deliver, upon conversion thereafter of shares of Preferred Stock, in addition to the shares of Common Stock above specified, such additional number of shares as the shares of Common Stock issued upon such conversion would have been entitled to had they been outstanding upon the record date for the payment of such stock dividend. A stock dividend shall be a dividend payable in stock of any class of the corporation. If there shall be any subdivision or any combination of Common Stock, then upon the conversion thereafter of Preferred Stock, the number of shares of Common Stock to be delivered by the corporation shall be appropriately adjusted to reflect such prior subdivision or combination of Common Stock, as the case may be.
Without limiting any of the foregoing, in case the corporation shall pay any stock dividend upon any outstanding shares of Common Stock, or subdivide or combine its Common Stock, or make any distribution (other than cash dividends) to the holders of shares of its Common Stock, or in case the corporation shall authorize and offer for subscription, to the holders of shares of its Common Stock, any shares of Common Stock additional to (a) those shares of Common Stock of the corporation outstanding immediately after the Effective Time of the reincorporation merger provided for in that certain Agreement and Plan of Merger (the "Agreement of Merger") proposed to be entered into on or about June 19, 1987 by and between the corporation and P.C. Quote, Inc., an Illinois corporation, and (b) those shares of Common Stock of the corporation in respect of which the corporation has granted options or warrants to purchase which are outstanding immediately after the Effective Time of the Agreement of Merger (hereinafter collectively referred to as the "Existing Common Stock"), then the corporation shall give to the holders of shares of the Preferred Stock previous notice of the date on which the books shall close for, or of the date as of which stockholders of record shall be entitled to participate in, such dividend, subdivision, combination, distribution, or subscription rights. Such notice shall be given by mail at least sixty (60) days previous to the closing of the books or the record date for such distribution or issuance of rights, or, in the case of payment of a dividend, or a subdivision or combination of shares of Common Stock, at least thirty (30) days previous to such closing or record date, to the end that during the period of such notice, the holders of shares of the Preferred Stock outstanding may exercise their conversion privilege and be entitled, in respect of the shares of Common Stock resulting therefrom, to receive such dividend, subdivision, combination or other distribution, or to exercise such subscription rights, as the case may be. Without limiting any of the foregoing, in the event the corporation shall authorize and offer to holders of shares of Common Stock the right to subscribe for any shares of Common Stock in addition to the Existing Common Stock, then the holders of shares of the Preferred Stock who do not elect to convert their Preferred Stock into Common Stock shall have the right to exercise such subscription right for the same number of shares of Common Stock and on the same basis as if they had theretofore converted all or some portion of their Preferred Stock into Common Stock. Such subscription rights shall be exercised, if at all, by notice in writing from the holder of shares of Preferred Stock to the corporation on or before the closing of the books or the record date for such issuance of subscription rights. Said notice shall state the number of shares of Preferred Stock of such holder with respect to which he elects to exercise such subscription right.

Similarly, in case of any capital reorganization or reclassification of the capital stock of the corporation, or in case of the consolidation or merger of the corporation with or into another corporation, the corporation shall give to the holders of shares of the Preferred Stock outstanding, previous written notice of the date on which such capital reorganization, reclassification, consolidation, or merger will take place, and of the date as of which stockholders of record of the corporation shall be entitled to exchange their stock for other stock of the corporation, pursuant to such capital reorganization or reclassification, or for stock of any corporation resulting from such merger or consolidation, as the case may be. Such notice shall be given by mail at least sixty (60) days previous to the date on which such capital reorganization, reclassification, consolidation or merger will take place and at least thirty (30) days previous to such record date, to the end that during the period of such notice, the holders of shares of the Preferred Stock outstanding may exercise their conversion privilege and be entitled, in respect of the shares of Common Stock


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resulting therefrom, to participate in such reorganization, reclassification, consolidation, merger or exchange, as the case may be. In the event that (a) any holder of shares of Preferred Stock does not exercise such holder's conversion privilege prior to such record date, and (b) such holder delivers to the corporation on or before such record date written objection to the proposed merger, consolidation, reclassification or reorganization, then if the corporation consummates such merger consolidation, reclassification or reorganization, said objecting holder of shares of Preferred Stock shall have the right to require the corporation to repurchase all (but not less than all) of said holder's shares of Preferred Stock for cash at the rate of 150% of the par value thereof. Such right shall be exercised, if at all, by notice in writing to the corporation on or before ten (10) business days after the holder receives written notice from the corporation of the consummation of such merger, consolidation, reclassification or reorganization, and the repurchase of Preferred Stock shall be consummated within thirty (30) days after the corporation receives said notice.

1,523,572 shares of Common Stock are hereby reserved for the conversion of shares of the Preferred Stock (subject, however, to the prior redemption of such shares). The number of reserved shares shall be adjusted from time to time as hereinbefore provided and shall at all times be sufficient to permit the conversion of Preferred Stock upon the basis hereinbefore set forth, and the number thereof so reserved shall not at any time be reduced except as the number of shares so reserved shall no longer be needed for the conversion of shares of Preferred Stock. None of such shares of Preferred Stock so converted shall be reissued, nor shall any such stock be issued in lieu thereof or in exchange therefor, and the total authorized capital stock of the corporation shall be decreased by the number of shares so converted, which, upon such conversion, shall be duly cancelled and retired. The right to convert Preferred Stock into Common Stock shall not be exercised while the books for the transfer of either of such two classes of stock shall be closed; provided, however, that said right shall not in any case be suspended for a period longer than fifteen (15) days, nor at any time during the sixty (60) day period of any call for redemption of Preferred Stock; and provided, further, that upon the surrender of any certificate for Preferred Stock for conversion, the holder thereof shall be deemed for all purposes to be a holder of shares of Common Stock to the extent of the number of shares of Common Stock to which he shall be entitled upon such conversion.

In case of any capital reorganization or reclassification of the capital stock of the corporation, or in case of its consolidation or merger with or into another corporation, the corporation shall and will, by proper legal action, reserve or cause to be reserved, for the benefit of the holders of shares of the Preferred Stock then outstanding and who elect to exercise their right to convert all or part of said shares of Preferred Stock into shares of Common Stock, such number of shares to stock of the corporation (in the case of such a capital reorganization or reclassification of its capital stock), or such number of shares of the stock of the corporation resulting from such merger or consolidation, as the holder of a number of outstanding shares of Common Stock of the corporation, equal to the number of shares of Common Stock into which such shares of Preferred Stock would then be convertible, would be entitled to receive upon such capital reorganization or reclassification of capital stock, or upon such consolidation or merger, and thereafter, each holder of shares of Preferred Stock shall be entitled to receive, in respect of each share thereof, which such holder elects to convert into shares of Common Stock, the number of shares of stock of the corporation, or of the corporation resulting from such consolidation or merger, for which the shares of Common Stock of the corporation called for upon any such conversion would have been exchangeable upon such capital reorganization, reclassification of capital stock, consolidation, or merger.

In case of the sale of the assets of the corporation as an entirety, or substantially as an entirety, or in the case of any distribution of its assets in dissolution or liquidation,the corporation will mail notice thereof to each registered holder of its Preferred Stock and will make no distribution of the consideration to be received by it from any such sale, or no such distribution of assets, to and among its stockholders, until the expiration of sixty (60) days from the date of mailing of such


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notice; provided, however, that in the case of any such sale, or in the case of any such distribution of assets, the holders of Preferred Stock shall exercise their conversion rights within sixty (60) days after the date of mailing of such notice, and all conversion rights not so exercised within such sixty (60) day period shall thereafter be and become null and void and of no effect whatever. Nothing contained in this paragraph shall prevent or prohibit the corporation from consummating any such sale or distribution without awaiting the expiration of the sixty (60) day period aforesaid, so long as the consideration to be received therefor shall not be distributed or the distribution of assets made to and among its stockholders within such sixty (60) day period, it being the intent and purpose hereof to enable the holders of Preferred Stock, upon the exercise of their conversion rights, to participate as holders of Common Stock in the distribution of the consideration to be received by the corporation upon any such sale of its assets, or in the distribution of assets. In the event that (a) any holder of Preferred Stock does not exercise such holder's conversion privilege prior to the expiration of such sixty (60) day period, and
(b) such holder delivers to the corporation on or before such expiration date written objection to the proposed sale or distribution, then if the corporation consummates such sale or makes such distribution, said objecting holder of Preferred Stock shall have the right to require the corporation to repurchase all (but not less than all) of said holder's shares of Preferred Stock for cash at the rate of 150% of the par value thereof. Such right shall be exercised, if at all, by notice in writing to the corporation on or before ten (10) business days after the holder receives written notice from the corporation of the consummation of such sale or the making of such distribution, and the repurchase of Preferred Stock shall be consummated within thirty (30) days after the corporation receives said notice.

FIFTH:  The name and mailing address of the incorporator is as follows:

                NAME                         MAILING ADDRESS
          Donald E. Figliulo            180 North LaSalle Street
                                        Chicago, Illinois 60601

SIXTH: The affirmative vote of the holders of two-thirds (66-2/3%) of the outstanding shares of Common Stock of the Corporation, subject to the provisions of any series of Preferred Stock which may at the time be outstanding, shall be required:

     A. to adopt an agreement for the merger or consolidation of the Corporation with or into any other corporation; or

     B. to authorize the sale, lease or exchange of all or substantially all of the property and assets of the Corporation to another corporation, person or entity; or

     C.  to amend the Certificate of Incorporation of the Corporation; or

     D.  to authorize the dissolution of the Corporation.

Pursuant to Section 102(b)(4) of the General Corporation Law of Delaware, the provisions of this Article SIXTH shall supersede all provisions of the General Corporation Law of Delaware as the same exists or may hereafter be amended that require the vote of the holders of a lesser portion of the stock of the Corporation for approval of any of the corporate actions referred to in A, B, C, or D above.

SEVENTH: All the powers of the Corporation, insofar as the same may be lawfully vested by this Certificate of Incorporation in the Board of Directors, are hereby conferred upon the Board of Directors of the Corporation. In furtherance and not in limitation of such power or the powers conferred by statute, the Board of Directors shall have the power to adopt, alter or repeal from time to time by-laws of the Corporation, and to authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

EIGHTH: To the fullest extent permitted by the General Corporation Law of Delaware as the same exists or may hereafter be amended, the Corporation shall indemnify and advance indemnification expenses on behalf of all directors and officers of the Corporation.


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NINTH:  To the fullest extent permitted by the General Corporation Law of
Delaware as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article NINTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

TENTH:  The Corporation is to have perpetual existence.

ELEVENTH: Election of directors need not be by written ballot except as may be provided in the by-laws of the Corporation from time to time.

TWELFTH: The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights conferred herein are subject to this reserved power.

I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 17th day of June, 1987.


                                         /s/      Donald E. Figliulo
                                        ----------------------------------------
                                                  Donald E. Figliulo


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